Exhibit 99.2

Final Transcript
Thomson StreetEventssm
Conference Call Transcript EXAM - Q4 2010 EXAMWORKS GROUP, INC. Earnings Conference Call Event Date/Time: Mar 03, 2011 / 08:30AM EST

CORPORATE PARTICIPANTS

 Miguel Fernandez
 ExamWorks Group, Inc. - CFO

 Richard Perlman
 ExamWorks Group, Inc. - Executive Chairman

 Jim Price
 ExamWorks Group, Inc. - CEO

CONFERENCE CALL PARTICIPANTS

 Shelley Gnall
 Goldman Sachs - Analyst

 Ryan Daniels
 William Blair - Analyst

 Ralph Giacobbe
 Credit Suisse - Analyst

 Dalton Chandler
 Needham and Company - Analyst

 Larry Marsh
 Barclays Capital - Analyst

 Wilson Jaeggli
 Southwell - Analyst

 PRESENTATION

Operator

 Good day, ladies and gentlemen, and welcome to the Fourth Quarter 2010 ExamWorks Group, Inc. Earnings Conference Call. My name is Stephanie and I will be your operator for today. At this time, all participants are in listen-only mode. We will conduct a question-and-answer session towards the end of today's call.

(Operator Instructions)

I would now like to turn the conference over to your host for today, Mr. Miguel Fernandez, Chief Financial Officer. Please proceed.

 Miguel Fernandez - ExamWorks Group, Inc. - CFO

 Thank you. Good morning, everyone, and welcome to ExamWorks' Fourth Quarter 2010 Earnings Conference Call. With me today are Richard Perlman, Executive Chairman of ExamWorks, and Jim Price, CEO of ExamWorks.

First, we'd like to apologize. There was a technical glitch in the posting of the release. It should have posted about an hour before the call [today], and it just didn't post timely. For your reference, a copy of the earnings release is available on ExamWorks' website at investorrelations.examworks.com.

In the course of this conference call, management may make statements that contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 such as statements regarding future events, our company performance, or estimates or projections relating to the future.

Although the Company believes that the assumptions underlying any forward-looking statements are reasonable, I caution you that any of these assumptions may be inaccurate and, therefore, the Company's actual results could differ materially from those that may be projected in management's discussions.

Additional detailed information concerning a number of factors that could cause actual results to differ from the information that management may give you is detailed in the Company's filings with the SEC. Copies of these reports are available on request.

Now, on to the financial review. Revenues for the fourth quarter of 2010 were $54.3 million, an increase of $38.5 million over the year-ago quarter revenue of $15.8 million. In the fourth quarter of 2010, on an organic basis, revenues increased by $1.7 million, or 11%.

As a reminder, we use the same store sales concept when calculating organic revenues. Revenues for the year ended 2010 were $163.5 million, an increase of $113.9 million over 2009 revenue of $49.6 million. Organic growth for 2010 was 12%.

Adjusted EBITDA for the fourth quarter 2010 was $10.1 million, an increase of $8.3 million, or 461%, over the year-ago quarter adjusted EBITDA of $1.8 million. Adjusted EBITDA for the year ended 2010 was $30.3 million, an increase of $23.8 million over the 2009 adjusted EBITDA of $6.5 million.

In the fourth quarter of 2010, we completed the acquisitions of BME Gateway and Royal Medical Consultants. These two acquisitions contributed $3.1 million and $113,000 in revenues and $433,000 and $13,000 in adjusted EBITDA, respectively.

On a pro forma basis, total revenues and adjusted EBITDA for the year ended December 31, 2010 was $229.7 million and $45.3 million, respectively. The pro forma amounts include results for all the acquisitions completed through the end of 2010.

Cost of revenues for the fourth quarter of 2010 were $34.9 million, an increase of $24.5 million, or 236%, over the year-ago quarter cost of revenues at $10.4 million. Approximately $800,000 of that increase was related to the organic revenue growth.

Cost of revenues as a percentage of revenues improved to 64% in the current quarter, compared to 66% in the prior-year quarter. The improvement was due primarily to the operating leverage inherent in the business.

Selling, general and administrative expenses for the fourth quarter were $13.7 million, an increase of $6.8 million, or 132%, over the $5.9 million in the year-ago quarter. Included in SG&A expenses in Q4 2010 are $1.3 million in share-based compensation expenses primarily due to an acceleration provision at the time of the IPO for certain options, and $3 million in acquisition-related transaction costs primarily related to the MES transaction an adjustment to an earnout provision.

On an organic basis, SG&A expenses decreased approximately 3% versus the prior-year period.

Depreciation and amortization expenses were $7.1 million in the current quarter, compared to $2.3 million in the prior-year quarter. On an organic basis, D&A expenses decreased $225,000, or 10%, versus Q4.

Interest and other expenses net were $5.9 million in the current quarter, compared to $1.1 million in the prior-year quarter. Included in interest and other expenses net in the fourth quarter of 2010 are $3.2 million in charges related to the early extinguishment of debt and $1.5 million in charges related to the mark-to-market provision of an earnout obligation.

Our income tax rate in the fourth quarter of 2010 was 25%, due primarily to the costs incurred related to the MES acquisition, which are not deductible for tax purposes. From a cash flow perspective, in the fourth quarter we generated $4 million of cash flow from operations. We completed the acquisitions of BME Gateway and Royal Medical with a total cash purchase price of $18.4 million, and repaid and terminated our previous credit facility with proceeds from the IPO.

Cash flow from operations for the year ended 2010 was $18.3 million, representing approximately 60% of adjusted EBITDA for the full year. We ended the year with cash on hand of $33.6 million and no amounts outstanding under our senior credit facility. On a consolidated basis, our DSOs in the fourth quarter were 64 days, and in the US were 37 days.

As we announced earlier this week, we completed the acquisition of MES Group for $215 million consisting of $175 million in cash; 1.4 million shares of ExamWorks common stock with a fair value of $30 million, and that's using the closing share price of $21.07 on February 28; and the payoff of $10 million of indebtedness under MES' credit facility.

The acquisition was funded with cash on hand and our revolving credit facility. Currently, we have $90 million of liquidity, including cash on hand and availability under out current revolving credit facility. We increased the revolver size from $180 million to $245 million in the first quarter, and have an accordion feature allowing us to further increase it by $35 million.

Additionally, on February 18 we completed an acquisition in Canada with a purchase price of $2.5 million consisting of $2.3 million of cash and approximately 12,000 shares of common stock.

Both of these acquisitions on a combined basis generated annual revenues of $132 million and adjusted EBITDA of $22.5 million. Including the effect of the MES acquisition, our senior leverage ratio as of the end of the year is approximately 2.6, which is well within our senior leverage covenant of three times and one with which we feel very comfortable.

We anticipate the strong free cash flow that will be generated to be used towards paying down the revolver and allowing us to delever organically. The balance sheet remains strong and positioned to support the business over the long-term.

And with that, I'll turn the call over to Richard.

 Richard Perlman - ExamWorks Group, Inc. - Executive Chairman

 Thanks, Miguel. The fourth quarter concluded a great year for ExamWorks, which saw a continued top-line growth, increased profitability, and strong cash flow. I'd like to address two [topics], though not Q4 events, including an update on MES and the outlook for 2011. Let's start with Tuesday's announcement regarding the MES closing and our primary focus, the assimilation of the acquisition.

As we stated at the time of the announcement, bringing MES into the ExamWorks family creates opportunities for a wide range of qualitative improvements from which our clients, doctors and employees will benefit.

Our number one goal is to maintain the continuity and solidity of the longstanding relationships MES has enjoyed with clients. MES has a distinguished 33-year operating history, a deeply respected brand, and distinctive services which have been tailored to the customized needs of its clients over many years. MES' commitments to its clients will continue unabated.

Since the announcement, the management team has communicated with clients to discuss the acquisition, share our vision for the future, and reiterate ours and MES' commitment to them. In the case of MES' national accounts, these conversations have focused on our assurances that nothing will change regarding their highly satisfactory relationship with MES, other than them now having access to a broader physician panel if the need arises.

The ExamWorks clients will benefit from, among other things, a fortified credentialing process the combined entities will provide. The physicians and medical professionals will have more opportunities to be assigned referrals that broaden their revenue opportunities.

The employees have embraced the merits of the transaction already, and are excited about the career opportunities our combined scale provides, as well as the opportunity to share in our future performance through our broad-based stock option plan.

To-date, we have acquired and successfully integrated 29 companies into ExamWorks. MES is the thirtieth and, by a very wide margin, the largest. Since the announcement, our respective management teams spent a significant amount of time planning how we would operate once the transaction closed. As a result, we believe the integration trajectory will be smooth and seamless to our clients.

Internally, since our accounting systems sit on the same platform, service portfolios are complementary and operating business models are similarly structured, we believe strongly that all the benefits we discussed on the announcement call will be realized. We are delighted with the strength of the MES senior management team and their extensive industry knowledge. The bench is deep and the chemistry is great.

Lastly, we are pleased to provide annual guidance on this earnings call. Management estimates that projected annual run rate at the end of 2011 will be between $350 million and $360 million, and that full year 2011 adjusted EBITDA will range between $66 million and $72 million.

This is on an as reported basis for ExamWorks, and it excludes any additional acquisitions expected to be completed in 2011. Our guidance for acquisitions for the remainder of the year is to acquire a minimum of $40 million of additional revenue. During the IPO road show, we had projected acquiring $100 million in revenue during the first half of 2011 and an additional $75 million in 2012.

Upon the successful completion of the acquisitions contemplated in the remainder of this year, we will have accomplished our 2011 and 2012 objectives way ahead of schedule. With the attainment of this goal, we will end 2011 with annual pro forma revenues in excess of $410 million and estimated adjusted EBITDA in excess of $80 million.

Notwithstanding what we believe to be a fantastic year for ExamWorks as reflected by our guidance, we feel that it is important to share what we believe will be lower than expected Q1 results due primarily to the severe weather conditions that impacted many of our geographical markets. We have repeatedly referenced that the IME business did not exhibit much seasonality and that it is immune to the cycles of the general economy; however, it isn't immune to weather.

The high incidents of storm-related issues was quite significant. In some locations, every link of our logistical chain was challenged, whether it involved clients closing operational centers, doctors travel to their officers or, most importantly, claimants travels to their appointments. Obviously, not all service centers were affected and we did state that in markets like Florida and California we expect to have solid first quarter results that are in line with our internal plans.

However, as we sit here today, we believe that this could have a 5% to 8% negative impact on our Q1 revenue plan and an even higher impact on EBITDA, due to the reverse operating leverage these revenues imply. That being said, we are confident that almost all of this business will or has been rescheduled and will be recognized in the subsequent periods.

Finally, we are highly confident in our outlook for the full year. With that, I will now turn the call over to Jim.

 Jim Price - ExamWorks Group, Inc. - CEO

 Thank you, Richard. My comments will focus on our operational progress, organizational infrastructure and systems, quality assurance initiatives, and branding strategy with MES. We continue to advance our progress on the assimilation of MES; this is a major focus of our operational activities. We have fine-tuned our organizational structure in anticipation of MES joining the ExamWorks family.

With the addition of MES, we have added a fourth region in the US. The regions now are Northeastern, Southern, Western and Central Regions. In addition to these four regions, our Special Services Division oversees our peer review and medical bill review services for the entire US.

From a technology perspective, we have two excellent operating platforms; IME Centric, which is deployed at ExamWorks, and MES OMS system, which is deployed throughout all MES offices. Both products are state-of-the-art and have been implemented on an enterprise-wide basis.

We will continue using both products in their respective companies. To bridge the two platforms, we have created a real-time data repository and a dashboard called [Info Centric], which provides real-time data for management of financial performance goals at ExamWorks and will in the near future do the same at MES.

In the fourth quarter, ExamWorks invested in a new [colo] facility. This is a completely redundant site, in addition to our primary Atlanta location. We will have multi-point redundancy, multiple data paths with backup generator, UPS, power, redundant cooling, biometric security, and the industry's highest performance standards.

In the quality assurance realm, we have formed a taskforce to oversee credentialing, compliance and quality improvement programs. We have the best of both worlds. In the case of credentialing, ExamWorks has outsourced this function and MES has performed the function internally. So, we are confident that our credentialing process will reset the bar in terms of best practices.

The quality review committee meets quarterly to monitor the metrics associated with URAC accreditation and streamline the requirements process across our business units. This initiative will be beneficial to our clients, doctors and employees, chiefly because it aligns our goals of providing IME services in accordance with our clients' time-sensitive needs.

Turning to field operations, we now have 41 service centers worldwide with approximately 1,600 employees. Today, ExamWorks has 13,500 physicians and medical providers on our panel and the MES medical panel includes more than 11,000 medical professionals. With both companies' extensive credentialing process, we believe this represents the highest quality panel in the industry.

To wrap up the progress report, we have a few comments on our go-forward marketing strategy. MES is a formidable, premium brand with a long operating history. Because of this, we will retain the MES brand, providing assurances to the MES clients that their high quality service and support to which they are accustomed will continue.

One of the distinguishing features of the IME business is that it is very relationship-driven. The current marketing and support teams will continue to service their respective accounts. We are thrilled about all of the synergies of the MES acquisition and our aligned business models that Richard mentioned that will enable us to continue offering our clients the highest quality services in our industry.

We appreciate your attention this morning. It has been a very busy and exciting start to the year. We wanted to share the update on the most recent events in addition to Q4 results and share our excitement about the future of ExamWorks.

So with that, operator, we would like to open up the call to questions.

QUESTION AND ANSWER

Operator

 (Operator Instructions)

Our first question comes from the line of Shelley Gnall with Goldman Sachs. Please proceed.

 Shelley Gnall - Goldman Sachs - Analyst

 Great. Thanks for taking my question. I guess I'd like to spend a little bit more time on the opportunity to maintain the MES brand and what it means for markets where there's geographic overlap between the two companies.

I guess my question centers around basically if insurance companies in a given market are using a variety of different vendors; I had assumed it would treat the ExamWorks Company in a market as a consolidated entity with the MES Company now that the merger is completed. Can you let me know if that is not going to be the case?

And also, I've love to just get your thoughts on where there is the geographic overlap, and any assumptions for cannibalization of revenues in the guidance.

 Richard Perlman - ExamWorks Group, Inc. - Executive Chairman

 Yes. Let me start -- I'm going to turn over the first couple of questions to Jim. Shelley, it's Richard. But, let me talk about the cannibalization. I think what we've tried to do in our guidance is be fairly conservative, and really we've built something in that in our conservatism. We have no reason to believe that it will occur.

However, if you look at what we've done here, we took MES that has grown at double digits for 33 years and essentially assumed they would be flat for this year going forward. Additionally, we took our numbers where we've grown double digits and said that we feel comfortable in the 5% to 10% range this year. So we think we've built a contingency in for that, and hopefully we're being overly conservative on that.

With respect to the overlap, Jim, you want to take that?

 Jim Price - ExamWorks Group, Inc. - CEO

 Sure. Shelley, in a lot of the insurance carriers and partners, they have multiple -- we'll call them baskets, where the adjusters will put files to be picked up or received. If they're not going electronically, they'll be in a partner's basket. So there may be a MES basket, there may be an ExamWorks basket, or it may even be one of our local or regional companies' names on that basket. So, the goal is to keep the existing structure and flow working well.

The national accounts are very relationship-sensitive. And as I've said on the original conference call about the MES acquisition, they have 15 national accounts. We have a national sales force that stays in place within the MES family. And MES has approximately 41 sales reps calling around the country.

We have a network in the US, and it also includes a small piece in Canada and the UK, of about 81 sales reps, and they stay in place. And they're all basically working very professionally and keep those relationships going forward. We have work ahead of us to rationalize and work very professionally together, but we are keeping both entities' sales structure going forward.

The geographic overlap is MES services accounts coast to coast with those national accounts. We have a lot of regional focus with many of ours. We do have multiple offices in the New York area, but it also follows the demographics with the density of the population.

So, we will keep multiple offices -- the New York area, Boston, down in the Ohio area, Michigan. And this is a work in process. The locations we actually visited -- our management team over the last 10 days visited every office and communicated to virtually every MES employee about the future with ExamWorks and basically what it means to be a stockholder with stock options, as well as the strive to keep what they've built going forward.

So, I don't see a big change from a geographic standpoint at this time either.

 Shelley Gnall - Goldman Sachs - Analyst

 Okay. So can I just be sure I'm understanding. The assumptions -- so even though -- please let me know if I'm capturing this correctly. Your conversations with the insurers where there is market overlap have indicated some comfort that they will continue to treat the MES -- they will treat MES separately from the ExamWorks company and they will not treat it as one consolidated entity where there's market overlap.

 Richard Perlman - ExamWorks Group, Inc. - Executive Chairman

 That is correct.

 Shelley Gnall - Goldman Sachs - Analyst

 Okay. But you are being conservative and assuming cannibalization. So in your organic growth rate from the sort of 10% you had historically guided to to sort of a 5% to 10%, and you assume no growth for MES relative to double-digit growth historically?

 Richard Perlman - ExamWorks Group, Inc. - Executive Chairman

 Exactly.

 Shelley Gnall - Goldman Sachs - Analyst

 Okay.

 Richard Perlman - ExamWorks Group, Inc. - Executive Chairman

 And what we haven't also given ourselves any credit for, are there were gaps in terms of MES' coverage in certain parts of the country where they had a national relationship but didn't have the resources to service it. So we think that there's also, besides being conservative, that we haven't even taken into account -- part of our conservatism is not taking account for that up side. But all of your statements are dead on.

 Shelley Gnall - Goldman Sachs - Analyst

 Okay. And then, just wondering if that slowdown in the organic assumption for the ExamWorks company, is that just related to the MES opportunity or is there anything there that's related to, I think, the workers' comp claims filings?

You've seen -- I think there's a lag between claims filings and the business that you see on your end, and there's clearly been a slowdown in workers' comp claims filings through the economic downturn. Is any of that reflected in the slower organic growth assumption, or is it just MES?

 Richard Perlman - ExamWorks Group, Inc. - Executive Chairman

 It's just MES. And to your point on workers' comp, let me -- again, because we've continued to gain market share from our competition, we've seen no reduction in the amount of claims. While that may be a macro issue potentially, we've not felt it at all.

 Shelley Gnall - Goldman Sachs - Analyst

 Okay. And then, can you just remind us on the margin opportunities? You've been acquiring and integrating a number of lower margin companies and yet your adjusted EBITDA margin is still quite strong.

I know that the strategy hasn't really been necessarily focused on cost cutting. So can you remind us a little bit about where the opportunities are, when you fold in a company, to maintain those strong margins?

 Miguel Fernandez - ExamWorks Group, Inc. - CFO

 Shelley, hey, this is Miguel. Typically, these companies have -- from the medical panel side they've got a cost perspective, and from the fixed cost side they've got a cost perspective that generally when we diligence and when they first come into the ExamWorks family we're able to improve on both of those areas, and we expect that to continue.

And with MES as well, I think from Richard's comments, we have not included any of those improvements that we believe we may be able to realize towards the back half of this year in our guidance. So generally, it's in those both areas -- on the medical panel side and then also on the fixed cost side.

 Shelley Gnall - Goldman Sachs - Analyst

 Okay. And then, I guess, just one quick housekeeping. As we are calculating our operating earnings for the quarter -- for the fourth quarter -- for our continuing operations, net income and EPS, what is the tax rate that we should assume?

 Miguel Fernandez - ExamWorks Group, Inc. - CFO

 Yes. So, again, in the fourth quarter it was somewhat of an aberration with the non-deductible transaction cost. We expect and would model out between 38% and 40% on an effective tax rate.

 Shelley Gnall - Goldman Sachs - Analyst

 Okay. Thanks very much.

 Miguel Fernandez - ExamWorks Group, Inc. - CFO

 You're welcome.

Operator

 Your next question comes from the line of Ryan Daniels with William Blair. Please proceed.

 Ryan Daniels - William Blair - Analyst

 Yes, guys, let me start out with a couple of housekeeping questions. First, for Miguel, do you actually have the year-end share count figure for us?

 Miguel Fernandez - ExamWorks Group, Inc. - CFO

 Yes. Hey, Ryan. 32.2 million shares. And that obviously does not include the shares issued for the MES transaction.

 Ryan Daniels - William Blair - Analyst

 Okay. Good. That's helpful. And then, you talked about this year, I think, cash flow from operations was about 60% of your adjusted EBITDA metric. One, do you anticipate that being a similar ratio for 2011? And number two, can you update us on your CapEx thoughts for the year?

 Miguel Fernandez - ExamWorks Group, Inc. - CFO

 Yes. We would continue to expect roughly two-thirds -- and obviously improvement from the 60%, but two-thirds of the adjusted EBIT that will convert to cash flow from ops. As it relates to CapEx, we've got probably in the $3 million to $4 million is what we would expect this year.

 Ryan Daniels - William Blair - Analyst

 Okay, great. Thank you. And then, you may not want to provide this or get in the habit, but given your commentary around kind of the pressures that are weather-related in the first quarter, might we actually see this adjusted EBITDA metric come down sequentially from Q4? Or, do you think some of the transactions that were completed, especially MES giving you one month of that run rate to offset that and kind of keep you flat quarter-over-quarter?

 Richard Perlman - ExamWorks Group, Inc. - Executive Chairman

 No. It definitely will come down in Q1 because, again, of the reverse operating leverage, Ryan. But again, we think that's just the aberrational one-time event going forward, back to current levels and hopefully see them improve over the next several quarters.

 Ryan Daniels - William Blair - Analyst

 Okay, that's helpful. And then, maybe a couple broader ones and I'll hop off. I know you guys do some MSP work and set aside and compliance services. Have you looked at all of the opportunities to do more with Medicare on the rack, the audit side, as they kind of continue to push that program aggressively?

 Jim Price - ExamWorks Group, Inc. - CEO

 Ryan, we do very, very small -- I mean, a fraction of 1% -- on Medicare set aside, and that's a future opportunity we've been looking at. It's something in our future growth opportunity, but we're not -- it's not a major focus for us today.

 Ryan Daniels - William Blair - Analyst

 Okay, fair enough. And then, final question. Now that you've had a chance to look through the MES book of business and some of their provider fees, I'm curious if there is an opportunity to kind of rationalize fees. I know in the past where you've had overlap you've gone maybe to a base fee level based on the lower of the two books of business.

Is there any opportunity there, looking forward, to improve your gross margins? And have you incorporated any of that in the guidance? Thanks.

 Richard Perlman - ExamWorks Group, Inc. - Executive Chairman

 We have not incorporated any of that in our guidance, but that does exist.

 Ryan Daniels - William Blair - Analyst

 Okay. Thanks a lot, guys. Nice quarter.

 Richard Perlman - ExamWorks Group, Inc. - Executive Chairman

 Thanks.

Operator

 Your next question comes from the line of Ralph Giacobbe with Credit Suisse. You may proceed.

 Ralph Giacobbe - Credit Suisse - Analyst

 Thanks. Good morning. Just going back to kind of the softness in 1Q. Just to be clear, are those claims kind of in the backlog and docs weren't around, or did the claims just not come through?

 Richard Perlman - ExamWorks Group, Inc. - Executive Chairman

 No, no, they've in the backlog. They're absolutely in the backlog. Just think, Ralph, what transpired every week for the first -- for January and February. Somewhere where we had operations -- in some cases in many places where we had operations -- there was a complete shutdown.

So claimants could not get to doctor's appointments; doctors could not get to their offices. In many cases, we had some of the major insurance companies' operational centers close down for days, if not weeks. So all those -- that's not lost business. That's business that, as I said in my comments, has already been or will be rescheduled, and that will benefit us over the next couple of periods.

 Ralph Giacobbe - Credit Suisse - Analyst

 Okay. No, that's helpful just to know that it's in the backlog is --

 Richard Perlman - ExamWorks Group, Inc. - Executive Chairman

 -- Absolutely.

 Ralph Giacobbe - Credit Suisse - Analyst

 Okay. And then, obviously you talked about the $100 million in acquired revenue in 2011 and $75 million in 2012. I think as you mentioned in your release, you've already done the $175 million already.

 Richard Perlman - ExamWorks Group, Inc. - Executive Chairman

 [Have 139].

 Ralph Giacobbe - Credit Suisse - Analyst

 Right. And you're going to have the $175 million done, I guess, for the rest of this year considering the $40 million. I guess my question is more kind of as I think about 2012, obviously my model had the $75 million baked in. Given that, would you assume that we essentially should pull that out? Should we continue to assume less of an amount? How should we think about that as it relates to 2012?

 Richard Perlman - ExamWorks Group, Inc. - Executive Chairman

 I think that I would sit here today and say that it would be a minimum of $75 million in 2012. So I would leave it in, but we will still, again, do an additional $40 million before the end of this year.

 Ralph Giacobbe - Credit Suisse - Analyst

 Got you. Okay, so the $40 million this year and then still continue to assume the $75 million on top of that. Okay.

And then, it sounds like there's no change to the acquisition pipeline. Can you may be talk -- is there any conversations or discussions you've had now that you are sort of a public company with filings, etc.? Any change to the environment at all?

 Richard Perlman - ExamWorks Group, Inc. - Executive Chairman

 Absolutely not. No change in pricing. No change in interest. And if anything, again, we think that the pipeline has increased since the IPO.

 Jim Price - ExamWorks Group, Inc. - CEO

 We are making no outbound calls; we get quite a few inbound and some really good companies and it's global. So the key is you will see us doing international acquisitions as well, which is great because our management team, their number one focus is integration and partnering, working with MES -- US-based.

 Ralph Giacobbe - Credit Suisse - Analyst

 All right. And then, I know you gave the fully diluted share count at the end of the year. Can you give us a fully diluted share count as we think about sort of post MES?

 Miguel Fernandez - ExamWorks Group, Inc. - CFO

 Hey, Ralph. No. So actually -- no, I gave the basic -- the basic share count is 32.2 million, again, not including the MES transaction, the shares issued there. And then we've got at the end of the year roughly 5 million options outstanding with a weighted average exercised price of $7.00, roughly

 Ralph Giacobbe - Credit Suisse - Analyst

 Okay. But how should we consider it, I guess, post MES? Can you give us any color there?

 Richard Perlman - ExamWorks Group, Inc. - Executive Chairman

 Yes. So, the post MES -- again, you've got the shares that were issued to the founder of MES --

 Ralph Giacobbe - Credit Suisse - Analyst

 Yes. So, you're at 33.6 million after the MES shares.

 Richard Perlman - ExamWorks Group, Inc. - Executive Chairman

 And then you can assume there will be an additional 800,000 to 900,000 options granted to the MES employees, obviously at today's price.

 Ralph Giacobbe - Credit Suisse - Analyst

 Okay. I think that was it. Thanks very much.

 Richard Perlman - ExamWorks Group, Inc. - Executive Chairman

 You're welcome.

 Miguel Fernandez - ExamWorks Group, Inc. - CFO

 Thank you.

Operator

 Your next question comes from the line of Dalton Chandler with Needham and Company. Please proceed.

 Dalton Chandler - Needham and Company - Analyst

 Good morning, and congratulations on a successful first quarter as a public Company.

 Richard Perlman - ExamWorks Group, Inc. - Executive Chairman

 Thanks, Dalton.

 Dalton Chandler - Needham and Company - Analyst

 I think at the time you announced the MES acquisition you said you were expecting 2010 revenue of $129 million and EBITDA of $24 million. Did that come in as expected?

 Miguel Fernandez - ExamWorks Group, Inc. - CFO

 Hey, Dalton, this is Miguel. It's $129.5 million -- is their revenue, and adjusted EBITDA is $22 million. The $24 million you're referencing is we believe that they were, at the time that we had the call, $2 million in near-term synergies, which ultimately we still believe are there, but we have not modeled it.

 Dalton Chandler - Needham and Company - Analyst

 Okay. And with regard to your guidance on $40 million of additional acquisitions this year, what's the assumption on the timing of that and how does that fit with your full year revenue guidance?

 Richard Perlman - ExamWorks Group, Inc. - Executive Chairman

 It will be in the back half. Again, we've got -- job one here is to focus on the MES assimilation.

 Dalton Chandler - Needham and Company - Analyst

 So like end of third quarter, beginning of fourth quarter?

 Richard Perlman - ExamWorks Group, Inc. - Executive Chairman

 That would be a safe assumption.

 Dalton Chandler - Needham and Company - Analyst

 Okay. And then just lastly, you talked about the international opportunity. How are you sourcing those deals?

 Richard Perlman - ExamWorks Group, Inc. - Executive Chairman

 Similar to what's happened here, again. Now, we have a lot of visibility. We've partnered in both Canada and the United Kingdom with companies that were highly respected, that have principals that have been in this industry for 20 plus years. And people, again, are reaching out to them as opposed to us needing to reach out to potential targets. So in both countries there are very attractive sort of pipelines of potential deals in the future.

 Dalton Chandler - Needham and Company - Analyst

 Okay. Is some of that in the $40 million?

 Richard Perlman - ExamWorks Group, Inc. - Executive Chairman

 Possibly.

 Dalton Chandler - Needham and Company - Analyst

 Okay. Thanks a lot.

 Richard Perlman - ExamWorks Group, Inc. - Executive Chairman

 You're welcome.

Operator

 (Operator Instructions)

Your next question comes from the line of Larry Marsh with Barclays Capital. Please proceed.

 Larry Marsh - Barclays Capital - Analyst

 Thanks. Good morning. And, Richard, and Jim, and Miguel, congratulations on the closing of MES. Obviously a big deal, and no big surprise you're getting incoming phone calls with putting that to bed.

A couple of follow-up questions on the first quarter -- just to make sure I'm understanding why you've given us some suggestions of EBITDA. And I guess, you're saying that 5% to 8% impact on revenues. So, do we think of just sort of flat internal growth Q1 to Q1, or is that going to be down internally excluding MES?

 Richard Perlman - ExamWorks Group, Inc. - Executive Chairman

 It's close to flat. It could be down a couple ticks, again, depending upon how quickly we can recover some of this business. So, that's why we gave them a range of 5% to 8%.

 Larry Marsh - Barclays Capital - Analyst

 And just, Richard, I was just thinking intuitively, it would seem like you would get more of a bounce in the second quarter versus Q3, Q4. Or, is that just you saying hey, let's just spread it the rest of the year --?

 Richard Perlman - ExamWorks Group, Inc. - Executive Chairman

 Again, we're trying to be conservative, Larry --.

 Larry Marsh - Barclays Capital - Analyst

 I understand.

 Richard Perlman - ExamWorks Group, Inc. - Executive Chairman

 -- so we said spread it over subsequent periods. But again, we feel fine about it. We do view it as really operational.

 Larry Marsh - Barclays Capital - Analyst

 All right. And just to clarify on that same exact point, you're saying MES, we're assuming no internal growth this year, even though they've had a very strong internal growth over the years? Is that you're making a statement to say look, maybe they lose some existing business, or is there any particular reason why that might happen?

 Richard Perlman - ExamWorks Group, Inc. - Executive Chairman

 Again, what we're trying -- our focus here is on the integration of this. We're conservative for a number of reasons. One is, job one is maintaining the service and support. So to be honest with you, growth over the next few quarters at MES is secondary to us. We want to make sure that this is a seamless, perfectly executed transition for all of their customers. They have an incredibly -- a wonderful, sort of blue chip list of customers.

Secondly, as we talked about with Shelley's questions, again, we built in, we think, a very conservative contingency for potential cannibalization. Although, again, there's nothing that leads us to believe as we're on this call today that that would happen, but that's built into the numbers.

And we've also been conservative with synergies because, again, we don't want to do anything that could possibly diminish the level of customer service as we're doing the transition. But, again, ultimately we believe that we will realize all of the synergies that we discussed on the announcement call.

So, we're trying to be very careful across the board. We view this transaction as transformational. It has long-term benefits forever for ExamWorks, and we don't want to do anything in the next quarter or two that would not provide just an absolutely seamless transition.

 Larry Marsh - Barclays Capital - Analyst

 Got it. Two other things, then. I know, Richard, in the past you've said that the price paid for MES reflects their significant presence in the market, their long history, their operating performance, and lack of costs associated with really pulling the business in.

So it seems like the message before had been, other acquisitions we should assume it's going to be more like that five times EBITDA that has been more the historical norm. Is that still the strong message here today when we think about the $40 million rest of year and $75 million plus for '12?

 Richard Perlman - ExamWorks Group, Inc. - Executive Chairman

 Yes. It certainly is for things that are sub $15 million in revenue. I think you might have a slight uptick if we get the stuff that's $25 million to $40 million and has some unique other characteristic, but I think in no case will we get up to the seven or eight multiple level that we paid for MES.

 Larry Marsh - Barclays Capital - Analyst

 Got it. So, the pipeline could be a mixture of smaller and -- I call it, mid-size properties as we think about it for the next two years?

 Richard Perlman - ExamWorks Group, Inc. - Executive Chairman

 Yes.

 Larry Marsh - Barclays Capital - Analyst

 Okay. And then, just national accounts. With MES closed, as you think about it as a percentage of revenues, how do we think about top -- a couple of top clients? What sort of concentration, if any, do you have now?

 Richard Perlman - ExamWorks Group, Inc. - Executive Chairman

 I'm sorry. Could you repeat that?

 Larry Marsh - Barclays Capital - Analyst

 Sure. National accounts. You talked about them having 15 key national accounts. So now with MES, as a percentage of revenues what -- how do we think of the top couple of accounts in terms of customer concentration?

 Richard Perlman - ExamWorks Group, Inc. - Executive Chairman

 Well again, fortunately, even with the combination, no account will be over 10%. So a similar sort of line that we have currently where the top ten accounts are probably in the 40% range of revenue, but no one is over 10%.

 Larry Marsh - Barclays Capital - Analyst

 Okay. And then, just clarification on global. When you say global, you're still -- I think you just said it. So, Canada and UK is what you're really thinking about, not other markets.

 Richard Perlman - ExamWorks Group, Inc. - Executive Chairman

 Correct.

 Jim Price - ExamWorks Group, Inc. - CEO

 That's correct. We have existing management teams in place in both the UK and Canada that can work hand-in-hand with future acquisitions that allows the US team to stay focused.

 Larry Marsh - Barclays Capital - Analyst

 Right. Again, you're saying hey, we're not including anymore acquisitions in our current guidance. But obviously, you're saying -- it seems like your message is we're as confident, if not more confident, we're going to pull in another $40 million this year and a decent amount next year.

So if you run the numbers even at six or seven times EBITDA, it's nicely accretive to the enterprise. But, your message is we're not including any of that in the guidance today.

 Richard Perlman - ExamWorks Group, Inc. - Executive Chairman

 We gave stand-alone guidance. We are saying we're going to do another $40 million -- minimum of $40 million on the revenue line. And we will do that -- you can assume that will happen at the end of the third quarter. We didn't include it in the base numbers, but it's going to happen.

 Larry Marsh - Barclays Capital - Analyst

 Okay. All right. That's all (inaudible). Thanks.

 Richard Perlman - ExamWorks Group, Inc. - Executive Chairman

 Okay.

Operator

 The final question will come from the line of Wilson Jaeggli with Southwell. Please proceed.

 Wilson Jaeggli - Southwell - Analyst

 Thank you. Gentlemen, as always, you are a very busy management team. Congratulations on what you've accomplished to-date. It's outstanding.

 Richard Perlman - ExamWorks Group, Inc. - Executive Chairman

 Thank you.

 Jim Price - ExamWorks Group, Inc. - CEO

 Thanks, Wilson.

 Wilson Jaeggli - Southwell - Analyst

 A couple of cleanup questions here. The revenue estimates you gave here for 2011 -- $350 million to $360 million -- that would be reported revenues for the year?

 Richard Perlman - ExamWorks Group, Inc. - Executive Chairman

 Correct.

 Wilson Jaeggli - Southwell - Analyst

 Okay, good. And the run rate of revenues would be $410 million at year end, obviously without any acquisition from here on?

 Richard Perlman - ExamWorks Group, Inc. - Executive Chairman

 No. That would include the $40 million of projected acquisitions sometime in the remainder of this year.

 Wilson Jaeggli - Southwell - Analyst

 I see, as would the $80 million in EBITDA guidance.

 Richard Perlman - ExamWorks Group, Inc. - Executive Chairman

 Correct.

 Wilson Jaeggli - Southwell - Analyst

 Okay, that's [plus that]. All right. Secondly, did I understand you say in the fourth quarter you had 12% organic growth?

 Richard Perlman - ExamWorks Group, Inc. - Executive Chairman

 11%.

 Wilson Jaeggli - Southwell - Analyst

 11%. Okay. And a clarification on DSOs. Maybe I misunderstood you here. The difference in DSOs between the US and foreign, what is that?

 Richard Perlman - ExamWorks Group, Inc. - Executive Chairman

 Miguel, you want to talk to that? Miguel can break it down for you, but England, the nature of that business, all of the sort of financial metrics are similar in terms of profitability that we enjoy here. The major difference is that IME companies do not get paid in the United Kingdom until a case is settled.

So on average, they can have nine to 12 months of accounts receivable; that's sort of the standard operating procedure over there. In our case, I believe that our company over there has DSOs of 270 days. Even though they're a small piece of business, it considerably impacts the average -- the blended DSO rate. And Canada runs about 60 days.

 Miguel Fernandez - ExamWorks Group, Inc. - CFO

 Correct.

 Wilson Jaeggli - Southwell - Analyst

 Okay. With the acquisition here of MES, what is your market share in the US?

 Richard Perlman - ExamWorks Group, Inc. - Executive Chairman

 Somewhere around 7% -- between 7% and 8%.

 Wilson Jaeggli - Southwell - Analyst

 7% to 8%. Okay. And for the year end '10, what were the revenues and EBITDA at MES?

 Miguel Fernandez - ExamWorks Group, Inc. - CFO

 $129.5 million revenues and $22 million EBITDA.

 Wilson Jaeggli - Southwell - Analyst

 $22 million EBITDA. Okay. All right. That's my questions. Thanks again, and congratulations.

 Jim Price - ExamWorks Group, Inc. - CEO

 Thank you.

 Richard Perlman - ExamWorks Group, Inc. - Executive Chairman

 Thanks,

 Miguel Fernandez - ExamWorks Group, Inc. - CFO

 Thanks.

 Jim Price - ExamWorks Group, Inc. - CEO

 Operator, I guess that was our last call. We appreciate it, and we look forward to talking to everybody next quarter.

 Richard Perlman - ExamWorks Group, Inc. - Executive Chairman

 Thanks.

 Miguel Fernandez - ExamWorks Group, Inc. - CFO

 Thank you.

Operator

 Ladies and gentlemen, that concludes today's conference. Thank you for your participation. You may now disconnect, and have a great day.

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